AMENDED and RESTATED

PRINCIPAL UNDERWRITING and DISTRIBUTION AGREEMENT

THIS AGREEMENT, by and between PHL Variable Insurance Company (“Phoenix”), a Connecticut domiciled life insurance company and 1851 Securities Inc. (“1851”), a Delaware corporation (the “Underwriter”), shall be effective as of January 1, 2012.

WITNESSETH:

WHEREAS, Phoenix offers for sale certain annuity contracts commonly known as contingent annuities that are registered under the Securities Act of 1933, as amended (“1933 Act”) (the “Contracts/Policies”); and

WHEREAS, 1851 is registered as a broker-dealer with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (“1934 Act”) and is a member of the Financial Industry Regulatory Authority (“FINRA”); and

WHEREAS, Phoenix desires to engage 1851 to perform certain services with respect to the books and records to be maintained in connection with the sale of Contracts/Policies and certain administrative and other functions as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows.

1.0	Services of 1851.

1.01 Appointment. Phoenix hereby appoints 1851, and 1851 hereby accepts the appointment as Principal Underwriter and Distributor of the Contracts/Policies.

1.02 Duties. 1851 shall perform those administrative, compliance and other services with respect to the Contracts/Policies as described herein.

1.03 Written Agreements. 1851 shall enter into written agreements with broker-dealer firms whose registered representatives have been or shall be properly licensed under applicable federal and state laws and FINRA rules to sell the Contracts/Policies and appointed as life insurance agents of Phoenix. Phoenix shall pay all fees associated with the appointments of such selected representatives as insurance agents of Phoenix. Such agreements with broker-dealers shall provide that such broker-dealer shall cause applications to be completed for the purchase of the Contracts/Policies. Such agreements shall include such terms and conditions as 1851 may determine not inconsistent with this Agreement, provided, however, that any broker-dealer with whom 1851 has entered into a written agreement must comply with the following terms which shall be included in all such agreements.

The broker-dealer must:

(a) be a registered broker-dealer under the 1934 Act and be a member of FINRA; and

(b) agree that, in connection with the solicitation of applications for the purchase of Contracts/Policies, the broker-dealer will in all respects conform to the requirements of all state and federal laws and the FINRA rules relating to the Contracts/Policies and will indemnify and hold harmless 1851 and Phoenix from any damage or expense of any nature whatsoever on account of the negligence, misconduct or wrongful act of such broker-dealer and any employee, representative or agent of such broker-dealer.

In obtaining and entering into written agreements with broker-dealers, 1851 will in all respects conform to the requirements of all state and federal law, and the FINRA rules.

1.04 Recordkeeping. 1851 shall maintain and preserve, or cause to be maintained and preserved, such accounts, books and other documents as are required of it with respect to the services provided under this Agreement, the 1934 Act and any other applicable laws and regulations, including, without limitation and to the extent applicable, Rules 17a-3 and 17a-4 under the 1934 Act. The books, accounts and records of 1851 as to services provided hereunder, shall be maintained so as to disclose clearly and accurately the nature and details of the transactions. Phoenix agrees that certain of the books and records required herein, including but not limited to, the advertising files related to the Contracts/Policies, the supervision and education of the wholesaling organization for the Contracts/Policies, travel and gifts log, and the customer’s post sale account, which will be created and maintained by Phoenix on behalf of 1851. Phoenix agrees that with respect to this section 1.04 that it is acting as agent for 1851, and that these books and records remain the property of 1851.

1.05 Supervision. 1851 shall, upon request, sponsor the FINRA registrations of Phoenix employees and officers, who are trained and qualified persons, to sell the Contracts/Policies with potential purchasers and to market Contracts/Policies to broker-dealers and institutions in conformance with applicable state and federal laws. 1851 reserves the right to decline to sponsor the FINRA registration of any such employee or officer who, upon review of various background checks and in the reasonable estimation of 1851 and Phoenix, is inappropriate for such registration. 1851 shall maintain FINRA registrations of employees and officers it sponsors in accordance with FINRA rules until notified of termination of employment by Phoenix. Phoenix shall ensure that its employees and officers are appropriately licensed, contracted and appointed under applicable state insurance laws to market the Contract/Policies. 1851 agrees to supervise the securities activities of those persons whose FINRA registrations it sponsors. 1851 is not responsible for fees in connection with the licensing or appointment of registered representatives as insurance agents of Phoenix.

1.06	Offering Materials and Other Documents.

(a) 1851’s Responsibilities. 1851 shall be responsible for the approval of offering material by the SEC and FINRA, where required.

(b) Phoenix’s Responsibilities. Phoenix shall be responsible for: (i) the design, preparation and printing of all offering material to be used in the distribution of the Contracts/Policies; (ii) the approval of offering material by state and other local insurance regulatory authorities; and (iii) confirming the issuance of the Contract/Policy to the Contract/Policy owner.

(c) Right to Approve. Neither party hereto nor any of its agents or affiliates shall print, publish or distribute any circular or any document relating to the Contracts/Policies or relating to the other party unless such circular or document shall have been approved in writing by the other party. However, nothing herein shall prohibit any party from advertising annuities in general or on a generic basis, subject to compliance with all applicable laws, rules and regulations. Each party reserves the right to require modification of any such material to comply with applicable laws, rules and regulations and agrees to provide timely responses regarding material submitted to it by the other party.

1.07 Payments to Broker-Dealers. Phoenix shall be primarily responsible to pay sales commissions to the broker/dealers entitled thereto as set forth in the applicable written agreements with such broker-dealers, subject to all applicable state insurance laws and regulations and all applicable federal and/or state securities laws and FINRA rules. 1851 shall reflect such amounts on its books and records (as created and maintained by Phoenix) as required by Paragraph 1.04 hereto.

1.08 Compliance. 1851 shall, at all times, when performing its functions under this Agreement, be registered as a securities broker-dealer with the SEC and FINRA and be licensed or registered as a securities broker-dealer in any jurisdiction where the performance of the duties contemplated by this Agreement would require such licensing or registration. 1851 represents and warrants that it shall otherwise comply with provisions of federal and state law in performing its duties hereunder.

1.09 Payment of Expenses. Phoenix shall reimburse 1851 for its allocable share of the expenses incurred by 1851 in connection with its provision of services hereunder and the distribution of the Contracts/Policies, as outlined in the Expense Agreement dated August 15, 2010, as amended effective on January 1, 2012.

2.0	General Provisions.

2.1 Inspection of Books and Records. 1851 and Phoenix agree that all records relating to services provided hereunder shall be subject to reasonable periodic, special or other audit or examination by the SEC, FINRA or any state insurance commissioner or any other regulatory body having jurisdiction. 1851 and Phoenix agree to cooperate fully in any securities or insurance regulatory or judicial investigation, inspection, inquiry or proceeding arising in connection with the services provided under this Agreement, or with respect to 1851 or Phoenix or their affiliates, to the extent related to the distribution of the Contracts/Policies. 1851 and Phoenix will notify each other promptly of any customer complaint or notice of regulatory or judicial proceeding, and, in the case of a customer complaint, will cooperate in arriving at a mutually satisfactory resolution thereof.

2.2 Indemnification. 1851 will indemnify and hold harmless Phoenix from any and all expenses, losses, claims, damages or liabilities (including attorney fees) incurred by reason of any misrepresentations, wrongful or unauthorized act or omission, negligence of, or failure of 1851, including any employee of 1851, to comply with the terms of this Agreement, provided, however, 1851 shall not be required to indemnify for any such expenses, losses, claims, damages or liabilities which have resulted from the negligence, misconduct or wrongful act of the party seeking indemnification. 1851 shall also hold harmless and indemnify Phoenix for any and all expenses, losses, claims, damages or liabilities (including attorney fees) arising from any misrepresentation, wrongful or unauthorized act or omission, negligence of, or a failure of a broker-dealer or its employees, agents or registered representatives, to comply with the terms of the written agreement entered into between 1851 and such broker-dealer but only to the extent that 1851 is indemnified by the broker-dealer under the terms of the written agreement. Phoenix will indemnify and hold harmless 1851, for any expenses, losses, claims, damages or liabilities (including attorney fees) incurred by reason of any other misrepresentation, wrongful or unauthorized act or omission, negligence of or failure by Phoenix, including any employee of Phoenix, to comply with the terms of this Agreement, provided, however, Phoenix shall not be required to indemnify for any expenses, losses, claims, damages or liabilities which have resulted from the negligence, misconduct or wrongful act of the party seeking indemnification.

2.3 Termination. This Agreement shall become effective on the date first above written and shall remain in effect, except that (a) any party hereto may terminate this Agreement on any date by giving the other party at least sixty (60) days’ prior written notice of such termination specifying the date fixed therefore; and (b) this Agreement may not be assigned by either party without the written consent of the other party.

2.4 Public Offering. Phoenix agrees to use its best efforts to effect and maintain the status of the Contracts/Policies under the 1933 Act and to qualify the Contracts/Policies under applicable state securities and insurance laws, and to qualify the Contracts/Policies as annuities under the Internal Revenue Code. 1851 agrees to use its best efforts to sell the Contracts/Policies with potential purchasers.

2.5 Authority. 1851 shall have authority hereunder only as expressly granted in this Agreement.

2.6 Miscellaneous. Phoenix agrees to advise 1851 in the event that a formal or informal enforcement inquiry or formal administrative proceedings are instituted against Phoenix by the SEC, or any state securities or insurance department or any other regulatory body regarding Phoenix’s duties under this Agreement, unless Phoenix determines in its sole judgment, exercised in good faith, that any such administrative proceeding will not have a material adverse effect upon its ability to perform its obligations under this Agreement. 1851 agrees to advise Phoenix in the event that formal administrative proceedings are instituted against 1851 by the SEC, FINRA or any state securities or insurance department or any other regulatory body regarding 1851’s duties under this Agreement, unless 1851 determines in its sole judgment, exercised in good faith, that any such administrative proceedings will not have a material adverse effect upon its ability to perform its obligations under this Agreement.

2.7 Independent Contractor. 1851 shall undertake and discharge its obligations hereunder as an independent contractor and nothing herein shall be construed as establishing: (i) an employer-employee relation between the parties hereto; or (ii) a joint venture.

2.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.

2.9 Sole Agreement. This Agreement supersedes all prior agreements relating to the subject matter hereof.

2.10 Notice. Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to Phoenix:

One American Row

Hartford, Connecticut 06102

Attention: General Counsel

If to 1851:

One American Row

Hartford, Connecticut 06102

Attention: General Counsel

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

1851 SECURITIES, INC.

By:	/s/ John H. Beers
Name:	John H. Beers
Title:	Vice President and Secretary

PHL VARIABLE INSURANCE COMPANY

By:	/s/ Kathleen A. McGah
Name:	Kathleen A. McGah
Title:	Vice President and Assistant Secretary